Exhibit 99.1

VPR Brands, LP announces Second Quarter 2017 Results

FORT LAUDERDALE, FL--(Marketwired – August 22, 2017) - VPR Brands, LP (OTC Pink: VPRB), a market leader specializing in vaporizers and accessories for essential oils, cannabis concentrates and extracts, as well as electronic cigarettes containing nicotine, has released its second quarter 2017 results of operations. Revenues for the second quarter 2017 totaled $1,036,806, representing an increase of 31.82% over $786,535 for the first quarter 2017 and an increase of 1,685% over $61,526 for the second quarter 2016. VPR Brands posted a gross profit of $411,397 for the second quarter 2017, which represents a 49.59% increase over the $275,014 gross profit for the first quarter 2017, and a 1,673% increase of the second quarter 2016 gross profit. For the second quarter 2017, VPR Brands had a gross margin of 39.68%, representing an increase over the first quarter 2017 gross margin of 34.96% and a decrease from the second quarter 2016 gross margin of 39.96%.

"We have successfully continued to build our business around our HoneyStick brand of Vaporizers, which are engineered for use with Cannabis oils and concentrates. We also saw growth in our private label business, directed to dispensaries and extractors of the same product classes,” said Kevin Frija, CEO of VPR Brands. "Increased sales of our own branded products helped grow our margins in the second quarter."

"In the second quarter of 2017, VPR Brands was able to add new distribution channels, increase its private label business, and greatly grow the HoneyStick brand of vape products in terms of its sales and brand awareness. This is reflected in VPR Brands’ increased revenues for the second quarter. We continue to innovate and capitalize on opportunities within the Vape and Cannabis markets," said Dan Hoff COO of VPR Brands.

Although our sales are not segregated by brand or product category, our primary revenue source is from vaporization devices specifically created for use with medical cannabis and recreational marijuana. These devices are specifically created for use with extract oils and concentrates which are vaped, providing optimal results and the best experience for patients and recreational users. Vaporizers are far more convenient and discrete compared to traditional cannabis use methods. These units are compact, easy to carry and concealable. Modern cannabis vaporizers do not emit distinct and lingering odors that are affiliated with traditional marijuana use. We believe that portable vaporizers are the fastest growing delivery mechanism for marijuana. Our team is currently working with other market leaders within the cannabis growth and extraction industries to innovate and further educate the marketplace on its advantages.

About VPR Brands LP:

VPR Brands is a technology company whose assets include issued U.S. and Chinese patents for atomization related products including technology for medical marijuana vaporizers and electronic cigarette products and components. VPR Brands is also engaged in product development for the vapor or vaping market, including e-liquids, vaporizers and electronic cigarettes (also known as e-cigarettes) which are devices which deliver nicotine and or cannabis through atomization or vaping, and without smoke and other chemical constituents typically found in traditional products. For more information about VPR Brands, please visit us on the web at www.vprbrands.com.

Forward-Looking Statements:
This news release contains statements that involve expectations, plans or intentions, and other factors discussed from time to time in VPR Brands’ Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. We caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact Information:

VPR Brands, LP

Kevin Frija CEO

(954) 715-7001

info@vprbrands.com